UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2006

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue, New York, New York 10017

(Address of principal executive offices, including zip code)

(212) 351-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 3, 2006, Hudson Highland Group, Inc., (the “Company”) issued a press release announcing that it will restate its financial results for the three months ended March 31, 2006 contained in the Company’s Form 10-Q for the three months ended March 31, 2006. In the press release, the Company also announced its expected financial results for the six months ended June 30, 2006. The full text of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 2, 2006, the Company’s management concluded, with the concurrence of the Audit Committee (the “Committee”) of the Company’s Board of Directors, that the Company’s previously issued consolidated financial statements for the three months ended March 31, 2006 and the associated independent registered public accounting firm’s review report should not be relied upon because of errors in those consolidated financial statements. The Company has determined that these errors materially misstated its consolidated results of operations for the three months ended March 31, 2006, and therefore, has concluded that it will restate the consolidated financial statements in its previously issued Form 10-Q for the three months ended March 31, 2006. The Company will include the restated financial statements for three months ended March 31, 2006 in an amended Form 10-Q for the three months ended March 31, 2006 that the Company expects to file with the Securities and Exchange Commission prior to filing its Form 10-Q for the second quarter on August 9, 2006.

The restatement will reflect net charges totaling $2.2 million arising from the Company’s comprehensive second quarter review of the accounting processes supported by the new PeopleSoft accounting and management reporting system the Company implemented last year in its Hudson North America business. The charges are related to the determination of certain revenues ($1.6 million), and in recording of certain payroll tax and other accrued liabilities ($1.1 million), offset by a related reduction in corporate and other bonuses and commissions ($0.5 million). This restatement will result in lower net earnings per share for the three months ended March 31, 2006 of $0.09 per share. The restatement does not affect the total cash flows from operations of the Company for the three month period ending March 31, 2006. As a further result of its review, the Company also will reflect in its results for the quarter ended June 30, 2006 net charges of $1.6 million, consisting of adjustments to receivables for which the applicable prior period cannot practicably be determined ($0.9 million) and adjustments to 2005 revenue that are considered immaterial to that year or to any of the 2005 quarterly periods ($0.7 million).

As discussed in its first quarter earnings call, the Company has undertaken an in-depth post-implementation review of its accounting and management reporting system and processing used by Hudson North America. During this review, the Company identified the items described above, which primarily arose due to a weakened reconciliation and review process related to staff turnover in the first quarter of 2006. The Company’s management determined that this condition constituted a material weakness in the Company’s internal controls over financial reporting as of the end of the first quarter. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As a result of this material weakness, management has also concluded that the Company’s disclosure controls and procedures were not effective as of March 31, 2006. This material weakness and the remedial actions the Company has already taken and will complete prior to the filing of the second quarter Form 10-Q will be described in greater detail in the Company’s Form 10-Q for the second quarter to be filed on August 9, 2006.

The Committee and management of the Company have discussed the matters associated with the restatement disclosed in this Current Report on Form 8-K with BDO Seidman, LLP, the Company’s independent registered public accounting firm.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following is being furnished as an Exhibit to this report:

Exhibit Number	Description of Exhibit
99.1	Press release dated August 3, 2006, issued by Hudson Highland Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

Date August 3, 2006	By:	/s/ MARY JANE RAYMOND
Mary Jane Raymond
Executive Vice President and Chief Financial Officer

HUDSON HIGHLAND GROUP, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit Number
(99.1)	Press release dated August 3, 2006, issued by Hudson Highland Group, Inc